EXHIBIT 99

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:
Noel Ryan III
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com
Asset Acceptance Capital Corp. Announces Second Quarter 2006 Results
Period Highlighted By Record Cash Collections, Productivity Gains
Warren, Mich., August 8, 2006 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced second quarter 2006 results, highlighted by a 5.6 percent increase in cash collections.
Revenues declined 2.9 percent to $66.8 million for the second quarter ended June 30, 2006, including contributions from the recently acquired operations of Premium Asset Recovery Corp. (“PARC”) compared with revenues of $68.8 million in the second quarter of 2005. The year-over-year decline in revenue was primarily attributable to a $5.5 million net impairment charge compared to a $1.7 million net impairment charge in the second quarter a year ago.
Asset Acceptance reported cash collections of $89.6 million in the second quarter of 2006, a single-quarter record, versus cash collections of $84.9 million in the same period of 2005. Net income for the quarter was $12.4 million, or $0.33 per fully diluted share, compared with a net income of $16.3 million, or $0.44 per fully diluted share, for the second quarter of 2005.
“Second quarter cash collections reached record levels, supported by improved productivity within our call centers,” said Brad Bradley, Chairman, President and CEO of Asset Acceptance Capital Corp. “During the last several months, we’ve made headway with a series of cost savings initiatives designed to streamline major cost centers within the business, resulting in improved operating efficiency during the second quarter. Our recruiting, retention and training initiatives continued to take hold through the first half of 2006, highlighted by an improvement in Account Representative productivity.”
During the second quarter of 2006, Asset Acceptance invested $19.2 million to purchase consumer debt portfolios with a face value of $542.3 million, representing a blended rate of 3.53 percent of face value. This compares to the prior year second quarter when the Company invested $16.1 million to purchase consumer debt portfolios with a face value of $1.1 billion, representing a blended rate of 1.51 percent of face value. The Company said all of its purchase data is adjusted for buybacks and excludes the $8.3 million receivable portfolio acquired in the stock purchase of PARC.

Asset Acceptance Second Quarter 2006 Results
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“The purchasing environment remains highly competitive, characterized by elevated portfolio pricing. As before, our purchasing strategy remains both disciplined and opportunistic as we look to acquire portfolios across a broad range of traditional and non-traditional asset classes,” continued Bradley. “As one of the largest, most experienced accounts receivable management firms in the country, Asset Acceptance is among a select class of collections companies capable of extracting above-average returns from a broad range of asset types and delinquency stages. While collections curves may vary from portfolio to portfolio, our focus remains on the return generated over the life of each portfolio we purchase, in accordance with our long-term approach to collections.
“Turning to the macro supply environment, we continue to see steady deal volume, however, at elevated prices. While the quality and cost of a portfolio are key factors in determining our decision to invest, we continue to seek out portfolios in which we are able to leverage our unique collections infrastructure and capital resources over less experienced, under-capitalized competitors,” said Bradley. “Through the first half of 2006, we are encouraged by the breadth of supply in the market and remain cautiously optimistic as we look ahead to portfolio supply in the second half of the year.”
Second Quarter 2006 Highlights

•	Revenues declined 2.9 percent to $66.8 million in the current quarter, versus $68.8 million in the prior year second quarter.

•	Cash collections increased 5.6 percent to $89.6 million in the current quarter, versus $84.9 million in the prior year second quarter.

•	Net income decreased 23.9 percent to $12.4 million in the current quarter, versus net income of $16.3 million in the prior year second quarter. Net income per fully diluted share narrowed to $0.33, compared with net income per fully diluted share of $0.44 in the prior year second quarter.

•	Total operating expenses were $47.2 million, or 52.7 percent of cash collections. This compares with operating expenses of 50.1 percent of cash collections during the same period last year, 53.2 percent in the first quarter of 2006 and 57.3 percent in the fourth quarter of 2005.

•	Traditional call center collections were $43.2 million, a decrease of 2.3 percent from the same period last year and 48.2 percent of total cash collections.

•	Legal collections for the quarter were $35.3 million, an increase of 13.9 percent from the same period last year and 39.4 percent of total cash collections.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for $11.1 million or the remaining 12.4 percent of cash collections.

Asset Acceptance Second Quarter 2006 Results
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•	Quarterly account representative productivity on a full-time equivalent basis was $42,515, a marginal increase from the second quarter 2005 and up from the first quarter 2006. Asset Acceptance reported that its average number of account representatives declined 5.6 percent on a year-over-year basis to a total of 995 account representatives in the current period.
•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

“We are encouraged by our recent improvements in Account Representative productivity,” continued Bradley. “While Account Representative retention rates declined slightly during the quarter, we strive to improve our retention of those representatives that consistently perform at or above expectations. In the second quarter, collections per account representative on a full-time equivalent basis increased to $42,515 versus $41,987 in the same period last year.” The Company noted that the Account Representative productivity metrics cited exclude any contribution from PARC employees. “Though we stand committed to providing the appropriate performance-related incentives, recent adjustments to our compensation program allow us to better reward top performers while effectively managing our compensation expense”, finished Bradley.
Mark Redman, Vice President of Finance and CFO of Asset Acceptance Capital Corp., concluded: “Our ongoing efforts to reduce operating expenses as a percent of cash collections were further realized in the second quarter, and supported by productivity gains for traditional call center collections employees. During the quarter we invested $19.2 million in new portfolios and approximately $16.3 million on the PARC acquisition, yet maintain a liquid balance sheet in order to remain opportunistic, but disciplined purchasers of charged-off consumer receivables. We are pleased with our capital structure at quarter-end, highlighted by our cash position of $55.3 million, investments of $4.9 million and an untapped $100 million line of credit. As illustrated by our acquisition of PARC, we continue to evaluate new investment opportunities that meet or exceed our internal return criteria though, as with any portfolio investment, we remain prudent in our allocation of shareholder capital.”
Second Quarter 2006 Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the call will be available on the Company’s website until Wednesday, August 8, 2007.
About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Second Quarter 2006 Results
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Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Asset Acceptance Second Quarter 2006 Results
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Supplemental Financial Data

(Unaudited, Dollars in Millions, except
collections per account representative)	Q2 '06	Q1 '06	Q4 '05	Q3 '05	Q2 '05
Total revenues	$66.8	$67.4	$53.8	$64.0	$68.8
Cash collections	$89.6	$89.4	$76.5	$78.2	$84.9
Operating expenses to cash collections	52.7%	53.2%	57.3%	54.0%	50.1%
Traditional call center collections	$43.2	$45.5	$37.9	$38.9	$44.3
Legal collections	$35.3	$32.9	$28.7	$29.1	$31.0
Other collections	$11.1	$11.0	$9.9	$10.2	$9.6
Amortization rate	28.6%	24.8%	29.8%	18.2%	19.0%
Collections on fully amortized portfolios	$17.2	$16.7	$15.0	$14.0	$15.0
Core amortization rate (Note 1)	35.4%	30.4%	37.0%	22.2%	23.1%
Investment in purchased receivables (Notes 2 & 3)	$19.2	$26.9	$25.2	$27.4	$16.1
Face value of purchased receivables (Notes 2 & 3)	$542.3	$738.6	$869.4	$1,102.6	$1,065.3
Average cost of purchased receivables (Notes 2 & 3)	3.53%	3.64%	2.89%	2.48%	1.51%
Number of purchased receivable portfolios (Note 3)	20	17	23	31	28
Collections per account representative FTE (Note 4)	$42,515	$41,995	$35,114	$36,454	$41,987
Average account representative FTE’s (Note 4)	995	1,084	1,081	1,067	1,054
Note 1: Core amortization rate is amortization divided by collections on non-fully amortized portfolios.
Note 2: All purchase data is adjusted for buybacks.
Note 3: Excludes the portfolios acquired through the PARC stock purchase. The portfolio of accounts were tentatively valued at $8.3 million with a face value of $1.1 billion, or 0.75 percent of face value.
Note 4: Excludes PARC.

Asset Acceptance Second Quarter 2006 Results
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Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues

Purchased receivable revenues	$63,943,322	$68,700,736	$131,208,102	$134,566,930
Gain (loss) on sale of purchased receivables	2,326,335	(25,831)	2,326,335	(25,831)
Other revenues	511,535	128,397	627,740	296,704

Total revenues	66,781,192	68,803,302	134,162,177	134,837,803

Expenses
Salaries and benefits	20,558,512	19,070,443	43,884,014	37,613,483
Collections expense	20,376,282	18,844,591	39,191,130	37,287,490
Occupancy	2,254,632	2,029,875	4,429,488	4,141,849
Administrative	2,965,691	1,732,091	5,316,190	3,602,646
Depreciation and amortization	1,056,167	842,962	1,945,784	1,686,110
Loss on disposal of equipment	5,377	478	5,522	478

Total operating expenses	47,216,661	42,520,440	94,772,128	84,332,056

Income from operations	19,564,531	26,282,862	39,390,049	50,505,747
Other income (expense)
Interest income	623,224	192,626	1,204,181	227,534
Interest expense	(191,562)	(140,854)	(369,106)	(281,672)
Other	(176,015)	(7,337)	(185,554)	(7,362)

Income before income taxes	19,820,178	26,327,297	40,039,570	50,444,247
Income taxes	7,401,332	10,010,167	15,030,629	18,981,673

Net income	$12,418,846	$16,317,130	$25,008,941	$31,462,574

Weighted average number of shares:
Basic	37,215,664	37,225,275	37,210,419	37,225,275
Diluted	37,256,039	37,264,387	37,285,998	37,254,817
Earnings per common share outstanding:
Basic	$0.33	$0.44	$0.67	$0.85
Diluted	$0.33	$0.44	$0.67	$0.84

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Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$55,340,416	$50,518,934
Investments	4,935,010	—
Purchased receivables	253,600,100	248,990,772
Property and equipment, net	12,456,780	10,747,627
Goodwill	14,335,263	6,339,574
Other assets	12,026,470	7,344,948

Total assets	$352,694,039	$323,941,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deferred tax liability, net	$60,924,887	$58,583,604
Accounts payable and other liabilities	15,806,222	14,639,774
Income taxes payable	177,323	1,071,179
Capital lease obligations	136,318	186,944

Total liabilities	77,044,750	74,481,501

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares —37,225,275 at June 30, 2006 and December 31, 2005	372,253	372,253
Additional paid in capital	161,618,999	160,361,599
Retained earnings	113,735,443	88,726,502
Common stock in treasury; at cost, 5,160 shares at June 30, 2006	(77,406)	—

Total stockholders’ equity	275,649,289	249,460,354

Total liabilities and stockholders’ equity	$352,694,039	$323,941,855

Asset Acceptance Second Quarter 2006 Results
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Asset Acceptance Capital Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities
Net income	$25,008,941	$31,462,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,945,784	1,686,110
Deferred income taxes	429,399	17,318,837
Share-based compensation expense	1,199,051	385,457
Net impairment of purchased receivables	8,151,500	2,398,000
Non-cash revenue	(1,018,991)	(3,375,043)
Loss on disposal of equipment	5,522	478
(Gain) loss on sale of purchased receivables	(2,326,335)	25,831
Changes in assets and liabilities, net of effects from purchase of PARC:
(Increase) decrease in other assets	220,292	621,451
Increase (decrease) in income taxes payable	(728,065)	5,489,000
Increase (decrease) in accounts payable and other liabilities	290,616	(6,529,256)

Net cash provided by operating activities	33,177,714	49,483,439

Cash flows from investing activities
Proceeds from (repurchase of) the sale of purchased receivables	2,750,539	(29,609)
Investment in purchased receivables, net of buy backs	(44,531,507)	(48,163,359)
Principal collected on purchased receivables	40,659,229	31,670,609
Purchase of investment securities	(4,935,010)	—
Payment for purchase of PARC, net of cash acquired	(14,688,104)	—
Purchase of property and equipment	(3,261,655)	(1,257,124)
Proceeds from the sale of property and equipment	158,135	—

Net cash used in investing activities	(23,848,373)	(17,779,483)

Cash flows from financing activities
Borrowings under line of credit	—	6,500,000
Repayment of line of credit	—	(6,500,000)
Repayment of capital lease obligations	(75,423)	(79,432)
Repayment of bank and other secured debt assumed from PARC	(4,413,380)	—
Purchase of treasury shares	(302,406)	—
Proceeds received for treasury shares	283,350	—

Net cash used in financing activities	(4,507,859)	(79,432)

Net increase in cash and cash equivalents	4,821,482	31,624,524
Cash and cash equivalents at beginning of period	50,518,934	14,204,579

Cash and cash equivalents at end of period	$55,340,416	$45,829,103

Supplemental disclosure of cash flow information
Cash paid for interest	$133,993	$94,861
Cash paid (received) for income taxes	$15,999,736	$(237,265)
Non-cash investing and financing activities:
Capital lease obligations incurred	$24,171	$93,483
Assumption of liabilities in conjunction with purchase of PARC:
Fair value of assets acquired less cash acquired	$20,323,409	—
Cash paid for capital stock less cash acquired	(14,688,104)	—

Net liabilities assumed	$5,635,305	$—